UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2024

Frontier Communications Parent, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-11001	86-2359749
(Commission File Number)	(IRS Employer Identification No.)

1919 McKinney Avenue, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(972) 445-0042
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FYBR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2024 (the “Effective Date”), Frontier Tampa Bay FL Fiber 1 LLC (the “Borrower”) and Frontier SPE FL Guarantor LLC, as guarantor (the “Guarantor”), each a subsidiary of Frontier Communications Parent, Inc. (the “Parent”), entered into a credit agreement (the “Warehouse Credit Agreement”) with certain lenders that establishes and governs certain credit facilities (the “Warehouse Facilities”). The Warehouse Facilities include:

1.
A delayed draw term loan facility (the “DDTL Facility”) of $1.5 billion, less commitments reserved for letters of credit (the “Maximum DDTL Amount”). The DDTL Facility is available from the Effective Date until the earlier of the full draw of the Maximum DDTL Amount or the third anniversary of the Effective Date (such earlier date, the “DDTL Commitment Expiration Date”). To draw amounts under the DDTL Facility, the Borrower must comply with a total leverage ratio of no more than 6.75:1.00 and a debt service coverage ratio of at least 2.00:1.00. Additionally, no defaults or other specified conditions may be continuing, and all conditions precedent for each extension of credit must be satisfied. The Borrower must repay all outstanding amounts under the DDTL Facility due on the fifth anniversary of the Effective Date. The interest rate for the DDTL Facility is either, at the sole discretion of the Borrower, for Base Rate Loans, (a) the highest of (i) the “U.S. Prime Lending Rate” published by the Wall Street Journal, (ii) the Federal Funds Effective Rate (as agreed to in good faith by the parties to the Warehouse Credit Agreement) plus 0.50%, and (iii) one-month Term SOFR plus 1.00% per annum, plus (b) 0.75%, with step-ups from and after the third anniversary, or, for SOFR Loans, Term SOFR plus 1.75%, with step-ups from and after the third anniversary. Optional prepayments are allowed without fees or penalties, subject to notice requirements. A portion of the DDTL Facility, up to $200 million, is reserved as a letter of credit sublimit.

2.
An incremental term loan facility (the “Incremental Term Loan”) under which the Borrower has the right to increase the commitments under the DDTL Facility by up to $750 million after the DDTL Commitment Expiration Date. No lender is required to increase its commitment. The Borrower must comply with all representations and warranties, and the terms of any Incremental Term Loan must be identical to those of the DDTL Facilities, including maturity, priority of liens, prepayment terms, and pricing.

In the event of default, an additional 2.00% per annum will be applied to overdue amounts. Fees include commitment fees on undrawn portions, letter of credit fees, and fronting fees. The Warehouse Facilities are secured by first-priority pledges of equity interests and security interests in substantially all owned tangible and intangible assets of the Borrower and its guarantors, which consist of the Borrower’s fiber network assets and associated customer contracts in certain neighborhoods in the Tampa, Florida area. The proceeds from these facilities will be used to repay outstanding indebtedness, fund liquidity reserves, pay fees and expenses, and for general corporate purposes.

The foregoing description of the Warehouse Credit Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1
Loan and Security Agreement, dated as of December 31, 2024, by and among Frontier Tampa Bay FL Fiber 1 LLC, as borrower, Frontier SPE FL Guarantor LLC, as guarantor, the lenders party thereto, the additional guarantors from time to time party thereto, Barclays Bank PLC, as administrative agent, and Citibank, N.A., as collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS PARENT, INC.

Date: January 2, 2025	By:	/s/ Mark Nielsen
Mark Nielsen
Executive Vice President, Chief Legal & Regulatory Officer